EXHIBIT 10.16

QUOVADX, INC.

HARVEY A. WAGNER EMPLOYMENT AGREEMENT

     This Agreement is made by and between Quovadx, Inc. (the “Company”) and Harvey A. Wagner (“Executive”).

RECITALS

     A. This Agreement is intended to encourage Executive to join and remain with the Company on an interim basis.

     B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to begin and to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

AGREEMENT

     1. Duties and Scope of Employment.

         (a) Positions; Employment Commencement Date. Executive shall commence employment under this Agreement upon May 1, 2004 (the “Employment Commencement Date”). On and after the Employment Commencement Date, Executive shall serve as President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). On April 11, 2004, Executive shall be appointed as a member of the Board. Subject to the termination and notice provisions of Section 2 hereof, Executive agrees to remain employed with the Company until the date upon which a successor Chief Executive Officer commences employment with the Company. However, in the event that the Company desires to retain Executive as its regular Chief Executive Officer, then this Agreement shall terminate and the parties hereto shall negotiate a new employment agreement covering the terms and conditions of Executive’s ongoing role. The period of Executive’s employment hereunder is referred to herein as the “Employment Term.”

         (b) Obligations. During the Employment Term Executive shall devote his full business efforts and time to the Company and shall not provide services to any other entity without the prior approval of the Compensation Committee of the Board (the “Compensation Committee); provided, however, that Executive shall be permitted to continue rendering services as a member of the boards of directors on which he serves as of the Employment Commencement Date.

     2. At-Will Employment; Notice. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the cure provisions of Section 5 herein for a Cause termination, Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option of either the Company or Executive, upon 15 days’ paid prior notice to the other party. No severance or other payments or benefits (other than statutory benefits such as COBRA) shall be due to either party upon any such termination or employment. Executive and the Company also agree that at the end of Executive’s employment with the

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Employment Agreement

Company, the Board shall consider retaining Executive as a Board member. Following such consideration, in the event that the Board asks Executive to resign from the Board within thirty days following his termination of employment, Executive agrees to promptly resign from the Board.

     3. Compensation.

         (a) Base Salary. While employed by the Company, the Company shall pay Executive as compensation for his services a base salary at the daily rate of two thousand dollars ($2,000) per day. Subject to review of Executive’s submitted work schedule and approval by the Compensation Committee, such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.

         (b) Stock Option. On May 1, 2004, Executive will receive a stock option grant covering one hundred thousand (100,000) shares of Company stock (the “Stock Option”), pursuant to the Company’s 1997 Stock Plan (the “1997 Plan”) and standard form of agreement thereunder, modified as specified herein (the “Option Agreement”), with a strike price equal to 100% of the Fair Market Value (as such term is defined in the 1997 Plan) on the grant date and an eighteen-month termination exercise period. Subject to accelerated vesting as specified in Section 5 hereof, the Stock Option shall vest 100% on the start date of the successor Chief Executive Officer of the Company (including if Executive becomes the regular Chief Executive Officer following a decision by the Board), conditioned upon Executive’s service as an employee through such date. To the extent permitted by law, the Stock Option shall qualify as an Incentive Stock Option under Section 422 of the Code. Except as specified otherwise herein, the Stock Option is in all respects subject to the terms, definitions and provisions of the Company’s 1997 Plan and the standard form of stock option agreement thereunder, which documents are incorporated by reference. If there is any conflict between this Agreement and the 1997 Stock Plan or Stock Option, the terms of this Agreement shall govern.

         (c) Director Plan Option. Executive shall receive the First Option, as such term is defined in the Company’s 1999 Director Stock Option Plan (the “Director Plan”) in connection with his initial appointment to the Board on April 11, 2004, which option shall be subject to the terms and conditions set forth in the Director Plan.

         (d) Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans.

         (e) Denver Housing and Automobile. During the Employment Term, Executive shall be reimbursed by the Company for Denver area housing (including reasonable cleaning and laundry expenses) and automobile expenses as mutually agreed to and approved by the Compensation Committee.

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Employment Agreement

         (f) Business Expenses. During the Employment Term, Executive shall be reimbursed for reasonable business travel and other business expenses in accordance with the terms of the Company’s business expense reimbursement policy. During the Employment Term, Executive shall also be reimbursed for his weekend air travel expenses from Denver to Atlanta and Atlanta to Denver, which may be first-class.

     4. Death or Disability of Executive. Upon Executive’s death or Disability while Executive is an employee of the Company, then employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).

     For this purpose, “Disability” shall mean that the Executive has been unable to perform with reasonable accommodation his duties as Chief Executive Officer and President of the Company as the result of his incapacity due to physical or mental illness, and such inability is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

     5. Severance. In the event that Executive is terminated without Cause (as defined herein) prior to the Stock Option vesting, then Executive shall receive vesting as to 16.67 % of the shares originally subject to the Stock Option for his service through the 11th day of each month following April 11, 2004 (e.g., if Executive is terminated without Cause on May 30, 2004, he will receive vesting as to 16.67% of the Stock Option shares). Moreover, in the event Executive is terminated without Cause within 30 days prior to the start date of a successor regular (non-interim) Chief Executive Officer, then Executive shall vest 100% in the Stock Option Shares.

     For the purposes of this Section 5, “Cause” means (i) Executive is convicted of or pleas nolo contendere or guilty to a felony; provided that Executive may be suspended without compensation or continued option vesting if charged with a felony, with full reinstatement and back-pay if Executive is subsequently exonerated or the charges are dismissed; (ii) Executive engages in conduct in connection with his employment by the Company that constitutes gross neglect or gross misconduct; (iii) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in personal enrichment of Executive; (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part; provided, however, that failure of Executive to achieve certain results, such as the Company’s business plan, that is not the result of Executive’s demonstrably willful and deliberate dereliction of duty shall not constitute “Cause.” Anything herein to the contrary notwithstanding, Executive’s employment shall not be terminated for “Cause” above unless

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written notice stating the basis for the termination is provided to Executive, Executive is given fifteen (15) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act).

     6. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

     7. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:

Chief Financial Officer
Quovadx, Inc.
6400 South Fiddler’s Green Circle
Englewood, CO. 80111

If to Executive:	Harvey A. Wagner
2500 Peachtree Road, NW
#310 North
Atlanta, GA 30305

     8. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

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     9. Entire Agreement. This Agreement, the agreements referenced herein and the Company’s standard proprietary information agreement to be entered into by and between the Company and Executive represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

     10. Dispute Resolution. The Executive and the Company shall first meet to settle any dispute through good faith negotiations or non-binding mediation in Denver, Colorado. If not settled by good faith negotiation or non-binding mediation between the parties within thirty (30) days from the date one party requests in writing to meet the other party, then to the extent permitted by law, any dispute or controversy arising out of, relating to or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall be finally settled by binding arbitration conducted in Denver, Colorado, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association in effect at that time. The judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In all disputes hereunder, the prevailing party shall reimburse the other party for legal fees and expenses, to the extent permitted by law.

     Executive understands that nothing in Section 10 modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause, subject to the terms of this Agreement.

     EXECUTIVE HAS READ AND UNDERSTANDS SECTION 10 WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

     11. Covenant Not to Solicit. In consideration for the benefits Executive is to receive herein Executive agrees that he will not, at any time during the twelve month period following his termination date, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current employees.

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     12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Compensation Committee of the Board.

     13. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

     14. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

     15. Effective Date. This Agreement is effective upon the date it has been executed by both parties.

     16. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

QUOVADX, INC.

/s/ J. Andrew Cowherd
J. Andrew Cowherd

Date: April 9, 2004

EXECUTIVE

/s/ Harvey A. Wagner
Harvey A. Wagner

Date: April 9, 2004